Exhibit 99.1
Food Company, Inc.
One Dole Drive • Westlake Village, CA 91362 • 818-874-4000 • Fax 818-874-4625
NEWS RELEASE

Contact: Joseph Tesoriero Phone: (818) 879-6900 Beth Potillo Phone: (818) 879-6733
DOLE FOOD COMPANY, INC. ANNOUNCES TENDER OFFER
FOR ITS 8 5/8% SENIOR NOTES DUE 2009
WESTLAKE VILLAGE, CALIFORNIA, February 13, 2009 — Dole Food Company, Inc. (“Dole”) announced today the commencement of a cash tender offer for all of its outstanding 8 5/8% Senior Notes due 2009 (the “Notes”) (CUSIP No. 256605AJ5). In conjunction with the tender offer, Dole is soliciting consents from holders of the Notes to effect certain proposed amendments to the indenture governing the Notes. The tender offer and consent solicitation (the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Consent and Letter of Transmittal, each dated as of February 13, 2009. The Offer will expire at 12:00 midnight, New York City time, on March 13, 2009, unless extended (the “Expiration Date”).
Holders who validly tender their Notes and provide their consents to the proposed amendments to the indenture governing the Notes prior to the consent date of 5:00 pm, New York City time, on February 27, 2009, unless extended (the “Consent Date”), shall receive total consideration equal to $1,000 per $1,000 principal amount of the Notes, which includes a consent payment of $20.00 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date.
The purchase price for Notes that are validly tendered after the Consent Date but on or prior to the Expiration Date will be equal to $980 per $1,000 principal amount of the Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date. Holders of Notes tendered after the Consent Date will not receive a consent payment.
Upon receipt of the consent of the holders of a majority in aggregate principal amount of the outstanding Notes, Dole will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, Notes tendered and consents delivered may not be withdrawn or revoked after execution of the supplemental indenture.
Among other things, the proposed amendments to the indenture governing the Notes would eliminate most of the indenture’s restrictive covenants and would amend certain other provisions contained in the indenture, in each case, as such covenants and other provisions apply to the Notes. Holders who tender their Notes will be required to consent to the proposed amendments and holders may not deliver consents to the proposed amendments without tendering their Notes in the Offer.
The Offer is subject to several conditions, including, among other things: a minimum tender condition; Dole having available funds sufficient to pay the total consideration with respect to all Notes tendered from the offer and sale of newly issued notes or other sources acceptable to Dole, together with cash on hand and borrowings under Dole’s existing revolving credit facility; receipt of any necessary consents from lenders under Dole’s existing credit facilities; and receipt of the requisite consents and execution of the supplemental indenture. Dole may amend, extend or terminate the Offer in its sole discretion.
This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The Offer is being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related materials, copies of which will be delivered to all noteholders. Persons with questions regarding the Offer should contact the Dealer Managers and Solicitation Agents, Deutsche Bank Securities Inc., at (800) 553-2826 (toll free) or (212) 250-3276 (collect) or Banc of America Securities LLC, at (888) 292-0070 (toll free) or (704) 388-9217 (collect), or the Information Agent, Global Bondholder Services Corporation, at (866) 389-1500 or (212) 430-3774.
Dole, with 2008 net revenues of $7.6 billion, is the world’s largest producer and marketer of high-quality fresh fruit and fresh vegetables. Dole markets a growing line of packaged and frozen fruit and is a produce industry leader in nutrition education and research.
This release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Forward looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms such as “may,” “will,” “expects,” “believes,” “intends,” “anticipates” and similar expressions. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include weather-related phenomena; market responses to industry volume pressures; product and raw materials supplies and pricing; energy supply and pricing; changes in interest and currency exchange rates; economic crises; security risks in developing countries; international conflict; and quotas, tariffs and other governmental actions. Further information on the factors that could affect Dole’s financial results is included in its SEC filings, including its Annual Report on Form 10-K.
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